Exhibit 5.1

Genworth Life & Annuity 6610 West Broad Street Richmond, VA 23230

July 3, 2008

The Board of Directors

Genworth Life and Annuity Insurance Company

6610 West Broad Street

Richmond, Virginia 23223

Re:	Genworth Global Funding Trusts 2008-34 and 2008-35 Genworth DirectNotesSM

Ladies and Gentlemen:

The undersigned, as Associate General Counsel of Genworth Life and Annuity Insurance Company, a stock life insurance company operating under a charter granted by the Commonwealth of Virginia (“GLAIC” or the “Company”), delivers this opinion in connection with the issuance by Genworth Global Funding Trusts 2008-34 and 2008-35 (collectively referred to herein as the “Trusts”) of the Trusts’ DirectNotesSM  (the “Notes”) and the delivery of the Funding Agreement Nos. GS-R6050 and GS-R6051, respectively, by GLAIC (collectively referred to herein as the “Funding Agreements”).  I or other attorneys under my supervision have reviewed the documents relating to the establishment of a program (the “Program”) pursuant to which one or more newly formed common law trusts each will issue secured medium-term notes, with each trust’s notes to be secured by a funding agreement (in the form filed as an exhibit to the Registration Statement (as defined below)), to be entered into between GLAIC and the relevant trust.

Each trust will be formed for the sole purpose of facilitating the issuance of notes. GLAIC has filed a Registration Statement on Form S-3 (File No. 333-128718), on September 30, 2005, as amended by Amendment No. 1, filed on December 8, 2005 (including all documents incorporated by reference therein, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Registration Statement includes a prospectus (including the documents incorporated by reference therein, the “Prospectus”) relating to notes, a prospectus supplement to the Prospectus relating to notes to be sold primarily to institutional investors (the “Institutional Prospectus Supplement” and together with the Prospectus, the “Institutional Prospectus”) and a prospectus supplement to the Prospectus relating to notes to be sold primarily to retail investors (the “Retail Prospectus Supplement” and together with the Prospectus, the “Retail Prospectus”). In addition, the Registration Statement includes certain other exhibits relevant to the issuance of notes and funding agreements.

This opinion letter is delivered to you in connection with:

1.  The issuance by Genworth Global Funding Trust 2008-34, a common law trust formed under the laws of the State of Illinois (the “2008-34 Trust”), of $2,585,000.00 aggregate principal amount of the 2008-34 Trust’s 5.35% DirectNotes due 2013 (the “2008-34 Notes”) pursuant to the Registration Statement, the Retail Prospectus and the applicable Pricing Supplement; and

2.  The issuance by Genworth Global Funding Trust 2008-35, a common law trust formed under the laws of the State of Illinois (the “2008-35 Trust”), of $6,005,000.00 aggregate principal amount of the 2008-35 Trust’s 6.25% DirectNotes due 2018 (the “2008-35 Notes”) pursuant to the Registration Statement, the Retail Prospectus and the applicable Pricing Supplement.

The 2008-34 Notes and the 2008-35 Notes are collectively referred to herein as the “Notes.”  The Trusts were formed on June 30, 2008 and the Notes were issued on July 3, 2008.

As counsel for GLAIC, I am familiar with and have examined, either personally or through attorneys under my direction, supervision or control, the articles of incorporation and bylaws of GLAIC, other corporate records, instruments and other documents as deemed necessary or appropriate in order to render the opinions set forth herein. I, either personally or through attorneys under my direction, supervision or control, have also reviewed, supervised and participated in the preparation of the Registration Statement. In rendering the opinion expressed below, I have assumed the due authorization, execution and delivery of the Funding Agreements by the parties thereto, other than as to the authorization, execution and delivery by the Company.

Based upon the foregoing, and relying upon the correctness of all statements of fact contained in the certificates, records and other documents which I have examined either personally or through attorneys under my direction, supervision or control, and subject to limitations, qualifications, caveats and exceptions set forth below, I am of the opinion that, the Funding Agreements constitute the legal and binding obligations of GLAIC in accordance with their terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and to general principles of equity, including applicable insurance company insolvency laws.

I express no opinion herein other than as to the law of the Commonwealth of Virginia. This opinion is rendered as of the date hereof and I assume no obligation to update or supplement this letter to reflect any circumstances which may hereafter come to my attention with respect to the opinion and statements set forth above, including any changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to my attention.

I hereby consent to the filing of this letter as an exhibit to the Current Report on Form 8-K filed by the Company in connection with the issuance and sale of the Notes, filed as an exhibit to the Current Report on Form 8-K and to the use of my name in the pricing supplements dated June 23, 2008 (each, a “Pricing Supplement”) filed by the Company in connection with the issuance and sale of the Notes. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Heather C. Harker
Heather C. Harker
Associate General Counsel
Genworth Life and Annuity Insurance Company